EXHIBIT 11
                             HEMACARE CORPORATION

                      BASIC AND DILUTED NET INCOME PER SHARE

                                                             Three Months Ended           Six Months Ended
                                                                   June 30,                     June 30,
                                                              2000          1999           2000         1999
                                                          ------------  ------------   ------------  ----------
                      BASIC
Weighted average common shares used to compute basic
  earnings per share...................................    7,625,054      7,392,238      7,561,490     7,336,679
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  326,586     $  201,252     $  651,805    $  444,252
                                                          ==========     ==========     ==========    ==========

Basic net income per share.............................   $     0.04     $     0.03     $     0.09    $     0.06
                                                          ==========     ==========     ==========    ==========

                    DILUTED

Weighted average common shares used to compute
  basic earnings per share.............................    7,625,054      7,392,238      7,561,490     7,336,679
Dilutive preferred equivalent shares...................      500,000        500,000        500,000       500,000
Dilutive common equivalent shares attributable to
 stock options (based on average market price).........      714,787        457,614        771,465        72,394
Dilutive common equivalent shares attributable to
 warrants (based on average market price)..............       64,984         32,171         72,404        15,379
                                                          ----------     ----------     ----------    ----------

Weighted average common shares and equivalents used
 to compute diluted earnings per share.................    8,904,825      8,382,023      8,905,359     7,924,452
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  326,586     $  201,252     $  651,805    $  444,252
                                                          ==========     ==========     ==========    ==========

Diluted net income per share...........................   $     0.04     $     0.02     $     0.07    $     0.06
                                                          ==========    ===========     ==========    ==========
